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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d(b)(c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 1*)

                                Lantronix, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)


                                   516548104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2002
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                              [ ]    Rule 13d-1(b)

                              [X]    Rule 13d-1(c)

                              [ ]    Rule 13d-1(d)


                                     Page 1 of 4

                                     -----------


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 516548104                    13G                     PAGE 2 OF 4 PAGES
--------------------------------------------------------------------------------
  1     Name of Reporting Person
        S.S. or I.R.S. Identification No. of Above Person

        Lloyd I. Miller, III          ###-##-####
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group*                (a) [ ]

                                                                         (b) [ ]

--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        United States
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

     Shares                        2,251,750
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   1,231,550
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        1,423,200
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    2,060,100
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        3,483,300
--------------------------------------------------------------------------------
 10     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares*                                             [ ]


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        6.4%
--------------------------------------------------------------------------------
 12     Type of Reporting Person

        IN-IA-OO**
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

**See Item 4.

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                                                                     Page 3 of 4



Item 1(a).   Name of Issuer:                                                    Lantronix, Inc.

Item 1(b).   Address of Issuers's Principal Executive Offices:                  15353 Barranca Parkway
                                                                                Irvine, CA 92618

Item 2(a).   Name of Person Filing:                                             Lloyd I. Miller, III

Item 2(b).   Address of Principal Business Office or, if None, Residence:       4550 Gordon Drive, Naples,
                                                                                Florida 34102

Item 2(c).   Citizenship:                                                        U.S.A.

Item 2(d).   Title of Class of Securities:                                      Common Stock

Item 2(e).   CUSIP Number:                                                      516548104

Item 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) or
          (c), CHECK WHETHER THE PERSON FILING IS A:

          Not Applicable, this statement is filed pursuant to 13d-1(c)

Item 4. OWNERSHIP: The reporting person (i) shares dispositive power with respect to 2,060,100 of the reported securities as an investment advisor to the trustee of a family trust and as a trustee to certain grantor retained annuity trusts, (ii) shares voting power with respect to 1,231,550 of the reported securities an investment advisor to the trustee of a family trust, (iii) has sole dispositive power with respect to 1,423,200 of the reported securities as the manager of a limited liability company that is the general partner of a limited partnership, and (iv) has sole voting power with respect to 2,251,750 of the reported securities as the manager of a limited liability company that is the general partner of a limited partnership and as a trustee to certain grantor retained annuity trusts.

          (a)  3,483,300

          (b)  6.4%

          (c)  (i)   sole voting power: 2,251,750

               (ii)  shared voting power: 1,231,550

               (iii) sole dispositive power: 1,423,200

               (iv)  shared dispositive power: 2,060,100


Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          Not Applicable


Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:


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                                                                     Page 4 of 4

          Persons other than Lloyd I. Miller, III have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the reported securities.


Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

          Not Applicable


Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          Not Applicable


Item 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not Applicable


Item 10.  CERTIFICATION:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Dated: February 12, 2003                           /s/   Lloyd I. Miller, III
                                                --------------------------------
                                                       Lloyd I. Miller, III